ELVERSON NATIONAL BANK
                                                  Your Community Bank Since 1915

                                                         1-800-ELVERSON



                              FOR IMMEDIATE RELEASE
                                    11/20/98

                         Elverson National Bank Reports
                    15% Increase in Third Quarter Net Income


Elverson National Bank announced today that Net Income for the Third Quarter of 1998 was $920,000, or $.35 per share. This represents a 15% increase when compared to $797,000, or $.31 per share, reported for the same quarter last year. For the first nine months of 1998, Net Income was $2,525,000, or $.97 per share. This represents a 21% increase when compared to Net Income of $2,086,000, or $.81 per share, reported for the same period last year.

"These increases in Net Income are especially gratifying to report in light of the exceptional efforts our employees are putting forth as we strive to continue our highly personalized customer service and work through the preparation phase of our previously announced pending merger with National Penn Bancshares, Inc.," said Glenn Moyer, President and CEO of Elverson National Bank.

Elverson National Bank has been headquartered in Elverson, PA since 1915. The Bank operates nine community offices serving Chester, Berks, and Lancaster Counties.

If you would like more information on this news release, please call Dean M. Shott, Marketing Department of Elverson National Bank at (610) 286-8224.